Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “THE FINITE SOLAR FUND”, CHANGING ITS NAME FROM "THE FINITE SOLAR FUND" TO "THE FINITE SOLAR FINANCE FUND", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF OCTOBER, A.D. 2021, AT 3:51 O`CLOCK P.M.

State of Delaware
Secretary of State
Division of Corporations
 Delivered 03:51 PM10/1112021
FILED 03:51 PM 10/11/2021
SR 20213480238 - File Number 4707072

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 381O(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: The Finite Solar Fund

2.	The Certificate of Trust is hereby amended as follows:

The name of the Trust is hereby amended to "The Finite Solar Finance Fund"

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 11th day of October, 2021.